Subscription Agreement

 AMAF Industries, Inc.
 9052 Old Annapolis Road
 Route 108
 Columbia, Maryland 21045

 Attention: Mr. Robert L. Jones, Jr.

 Gentlemen:

     The undersigned (the "Subscriber") hereby subscribes to purchase the number of shares of Common Stock, no par value (the "Shares"), of AMAF Industries, Inc., a Delaware corporation (the "Corporation"), set forth in Section 11 of this Agreement for the purchase price and upon the payment and delivery terms set forth in Section 11.

     The Subscriber hereby acknowledges edges receipt of a copy of the documents referred to in Annex A hereto (collectively, the "Documents").

     The Corporation hereby represents and warrants to the Subscriber as follows:

          (a) The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own and lease its properties and to carry on its business as now conducted.

          (b) The authorized capital stock of the Corporation consists of 10,000 shares of Common Stock, no par value, of which 4,725 shares are presently issued and outstanding.


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          (c) Upon issuance of and payment for the Shares, the Shares will be duly and validly issued, fully paid and nonassessable.

     The Subscriber hereby acknowledges and understands and represents, warrants and agrees that:

          1. The Shares have not been registered under either the Federal or any State securities law and are being offered pursuant to certain exemptions from registration thereunder, which exemptions depend in part upon the accuracy of the statements, representations and agreements made by the Subscriber herein.

          2. The Shares must be held for an indefinite period. There is presently no trading market for the Shares, and it is unlikely that a market will develop in the foreseeable future.

          3. The merits of investment in the Shares have not been reviewed by, passed on, or submitted for review to any Federal or State agency or other regulatory organization.

          4. The Shares are being purchased for the Subscriber's own account as principal for investment (no other person having. any beneficial interest therein) and not with a view to resale or distribution. The Subscriber will not sell, pledge, hypothecate, transfer, assign or in any manner dispose of the Shares unless a registration statement is in effect with respect to the Shares or an exemption from the registration provisions of the Federal and State securities laws is then in fact applicable and the Subscriber satisfies such conditions as the Corporation may reasonably require with respect thereto, including the delivery of an opinion of counsel acceptable to the Corporation that registration is not required. No agreement or understanding

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     exists with regard to the disposition, sale, transfer or assignment of the
     Shares by the Subscriber other than as set forth herein. No transfer of the Shares purchased by the Subscriber will be made to any person unless prior thereto such person executes an agreement substantially in the form of this Agreement.

          5. The Subscriber will have no right to require the Corporation to effect a registration statement for the Shares under the Federal or any State securities law. The Corporation has made no representation or warranty that it will cause a registration statement covering the Shares to J5ecome effective under any such laws nor that it will provide an exemption from registration thereunder. There is no present intention on the part of the Corporation to effect any such registration, and, even were such registration effected, the Subscriber would have no rights to sell Shares pursuant thereto. The Corporation also has no obligation or present intention to file the reports or publish the information which may be necessary to enable certain stockholders to comply with the requirements for sales of stock pursuant to Rule 144 under the Securities Act of 1933. The Subscriber will bear the burden of establishing the availability of any exemption from the registration requirements of Federal and State securities laws.

          6. The Subscriber has carefully read the Documents and is fully familiar with the business of the Corporation. The Subscriber has been advised in connection with this transaction by

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     Messrs. Shipley, Smoak & Henry of Washington, D.C. All books and records of the Corporation have been made available to the Subscriber and such adviser. The Subscriber and such adviser have been given an opportunity to ask questions of and obtain additional information from the officers of the Corporation concerning the business of the Corporation and any other relevant matters. The Subscriber has not been furnished any offering literature or advertising in whatever form except for the Documents. The Subscriber has received, with respect to the Shares, no general or,public solicitation or advertising'.. including communications published in any newspaper, magazine or similar medium or broadcast over television or radio, and is aware of no such solicitation or advertisement received by others.

          7. Investment in the Shares involves significant risks, including a risk of total loss of the investment. The Shares are suitable only for those investors who can afford to bear the economic risk of their investment for an indefinite period and have no need for liquidity in such investment. The Subscriber is an "Accredited Investor"* within the meaning of Regulation D

---------------------
(a) *Accredited Investors" include: (i) persons whose net worth exceeds $1,000,000, (ii) persons whose income exceeded $200,000 in each of 1986 and 1987 and who reasonably expect their income to exceed $200,000 in 1988, and
     (iii) persons who purchase Shares with an aggregate purchase price of $150,000 or more, and where the purchase price for the Shares does not exceed 20 percent of the purchaser's net worth.

                                  4


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     promulgated under the Securities Act of 1933. The Subscriber has adequate net worth and means of providing for his or her current needs and personal contingencies to sustain a complete loss of his or her investment in the Shares, and has no need for liquidity in such investment.

          8. The Subscriber, either alone or together with the adviser referred to in Section 6, has such knowledge and expertise in financial and business matters that the Subscriber is capable of evaluating the merits and risks of purchasing the Shares.

          9. No party has made any representation to the Subscriber regarding the success or prospects of the business of the Corporation. The Subscriber understands that there can be no assurance that the Corporation will attain any level of success.

          10. The certificates evidencing the Shares to be issued to the Subscriber will have imprinted thereon the following legend and an appropriate stop transfer notation will be made in the records of the
     Corporation:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE APPLICABLE SECURITIES ACT OF ANY STATE, BUT HAVE BEEN ISSUED IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION CONTAINED IN SAID ACTS. NO SALE, OFFER TO SELL OR OTHER TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE UNLESS A REGISTRATION STATEMENT UNDER SAID ACTS IS IN EFFECT WITH RESPECT TO THE SECURITIES OR EXEMPTIONS FROM THE REGISTRATION PROVISIONS OF SUCH ACTS ARE THEN IN FACT APPLICABLE. THE TRANSFER OF THESE SECURITIES IS SUBJECT TO FURTHER RESTRICTIONS CONTAINED IN SUBSCRIPTION AGREEMENT WITH THE CORPORATION, COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION ON REQUEST.

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          11. Subscriber is hereby subscribing for the purchase of 275 Shares which, immediately after giving effect to the issuance thereof, shall constitute 5.5% of the outstanding shares of Common Stock of the Corporation. The subscription price for the Shares is Five Hundred Thousand Dollars ($500,000). The subscription price shall be paid in the amounts of $250,000 on or before April 16, 1988 and $250,000 on OR before May 1, 1988. Such amounts shall be paid by certified or official bank checks delivered to the Corporation and/or by the wire transfer of immediately available funds to such banking account as the Corporation shall designate. Upon such payment of the first $250,000, the Corporation shall issue and deliver to Subscriber a certificate representing 138 Shares, which 138 Shares shall be duly and validly issued, fully paid and non-assessable; upon such payment of the second $250,000, the Corporation shall issue and deliver to Subscriber a certificate representing 137 Shares, which 137 Shares shall be duly and validly issued, fully paid and non-assessable.

          12. Subject to consummation of the purchase of and payment for the 275 Shares as contemplated by Section 11 hereof, the Corporation hereby grants to the Subscriber the right to purchase, pro rata, all (or any part) of "New Securities" (as defined herein) that the Corporation may propose to sell or issue. The Subscriber's pro rata share, for purposes of this right of first refusal, is the ratio of (x) the Common Stock of the Corporation owned by the Subscriber to (y) the total number of

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     Shares of Common Stock owned by all stockholders of the Corporation immediately prior to the issuance of the New Securities. This right of first refusal shall be subject to the following provisions:

               (a) "New Securities" shall mean any Common Stock and preferred stock of the Corporation whether or not authorized on the date hereof, and rights, options, or warrants to purchase such Common Stock or preferred stock and securities of any type whatsoever that are, or may become, convertible into Common Stock or preferred stock; provided, however, that "New Securities" does not include the following:

                    (i) shares of any capital stock, or options to purchase
               capital stock, issued or granted to officers, directors and employees of the Corporation pursuant to stock plans, option plans or bonus plans approved by the Board of Directors;

                    (ii) shares of Common Stock or preferred stock issued in
               connection with any stock split, stock dividend, or recapitalization by the Corporation;.and

                    (iii) any shares of Common Stock or other securities of the
               Corporation which the Corporation may hereafter issue or sell to TRW Inc. or its successors or assigns pursuant to the right of first refusal granted to TRW Inc. under the Share Purchase Agreement dated November 30, 1987, as the same may be hereafter amended or modified, between TRW Inc. and the Corporation.

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               (b) In the event that the corporation proposes to undertake an issuance of New Securities, it shall give the Subscriber written notice of its intention, describing the type of New Securities, the price, and the general terms upon which the Corporation proposes to issue the same. The Subscriber shall have twenty (20) business days after receipt of such notice to agree to purchase its pro rata share of such New Securities at the price and upon the terms specified in the notice by giving written notice to the Corporation and stating therein the quantity of New Securities to be purchased.

               (c) In the event that the Subscriber fails to exercise in full the right of first refusal within the twenty (20)business day period specified above, the Corporation shall have one hundred twenty (120) days thereafter to sell (or enter into an agreement pursuant to which the sale of New Securities covered thereby shall be closed, if, at all, within sixty (60) days from the date of each agreement) the New Securities respecting which the Subscriber's rights were not exercised at a price and upon terms no more favorable to the purchasers thereof than specified in the-Corporation's notice. In the event the Corporation has not sold the New Securities within such one hundred twenty (120) day period (or sold and issued New Securities in accordance with the foregoing within sixty (60) days from the date of such agreement) the Corporation shall not thereafter issue or sell any New Securities, without first offering such New Securities to the Subscriber in the manner provided above.

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          13. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland. The Corporation and the Subscriber hereby submit to the exclusive jurisdiction and venue of any federal or state court situated within the State of Maryland which respect to any dispute, claim or suit arising out of this Agreement or other transactions contemplated hereby. This Agreement shall be binding upon the heirs, successors, executors, administrators, personal representatives and assigns of the Subscriber.

          14. The Subscriber is a citizen of the United States of America and agrees to provide the Corporation with evidence, satisfactory to the Corporation of such fact.

          15. This Subscription Agreement is irrevocable.


                                         Very truly yours,




 Donald F. Dunlap                               May Lin
 ----------------                               -------
 Witness                                (Signature of Subscriber)






 RESIDENT ADDRESS OF SUBSCRIBER:



 6026 WOODLAND TERRACE                  May Lam Lin
 ---------------------                  -----------
 (Number and Street)            (Please Print Name of Subscriber)





McLean, VA 22101                          Apply For
-----------------             --------------------------------------
(City, State and              Social Security or Tax Indentification
Zip Code)                     Number of Subscriber


 Dated: April 13, 1888

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                 FOR THE CORPORATION'S USE ONLY
                 ------------------------------

 ACCEPTED:

 AMAF INDUSTRIES, INC.




 By: Robert L. Jones

Date of acceptance: April 13, 1988



     Subject to the consummation of the purchase of and payment for the 275 Shares contemplated by the foregoing Agreement, the undersigned agree that at the next stockholders' meeting for the election of directors they will vote their shares for the election of Donald M. Dunlap as a director of the Corporation.




                                          /s/ Robert L. Jones, Jr.
                                          -------------------------
                                          Robert L. Jones


                                          /s/ William A. McConarty
                                          -------------------------
                                          William A. McConarty